EXHIBIT 99.1
[TOMMY LOGO]


CONTACT:       INVESTOR RELATIONS:                    PUBLIC RELATIONS:
               Joseph Scirocco/Valerie Martinez       Kekst:
               (212)549-6090/6780                     Ruth Pachman/Wendi Kopsick
                                                      (212) 521-4891/4867



                                                          FOR IMMEDIATE RELEASE


               TOMMY HILFIGER CORPORATION ISSUES FINANCIAL UPDATE

     O ANTICIPATES SMALLER FIRST QUARTER LOSS ON SLIGHT DECLINE IN REVENUE
            O EXPECTS TO FILE FORM 10-K AND 10-QS IN SEPTEMBER 2005
                         O CONFIRMS FISCAL 2006 OUTLOOK
         O ANNOUNCES RESOLUTION OF U.S. ATTORNEY'S OFFICE INVESTIGATION

HONG KONG, Aug. 10, 2005 - Tommy Hilfiger Corporation (NYSE:TOM) today reported preliminary first quarter results for its fiscal year ended March 31, 2006.

Net revenue for the first quarter of fiscal 2006 was approximately $319 million compared to approximately $329 million for the first quarter of fiscal 2005. The Company's preliminary net loss for the quarter was smaller than the loss of the first fiscal quarter of the prior year. The Company normally incurs a loss in the first fiscal quarter due to seasonal shipping and sales patterns in Europe. As previously disclosed, the Company continues to analyze whether a restatement or other adjustments will be required in connection with the tax matters, lease accounting and other out of period adjustments described in its June 15, 2005 release. More detailed comparative earnings information for the quarter is not available at this time. The Company expects to file its quarterly report on Form 10-Q for the first quarter ended June 30, 2005, together with its delayed Form 10-K for the fiscal year ended March 31, 2005 and Form 10-Qs for the second and third quarters of fiscal 2005, in September 2005.

In a separate press release today, the Company also announced that it had resolved the previously announced investigation by the U.S. Attorney's Office for the Southern District of New York by executing a non-prosecution agreement with the U.S. Attorney's Office.

David F. Dyer, President and Chief Executive Officer, stated, "Our preliminary results for the first fiscal quarter of fiscal 2006 were slightly better than our expectations. The quarter's results reflected continued strength in Europe, with double digit revenue gains in both the wholesale and retail components. We are also pleased with the performance of our U.S. Company stores, where key item programs and improved inventory management resulted in positive comparable sales and solid margin gains for the third consecutive quarter. Overall, business in the U.S. wholesale

                           Tommy Hilfiger Corporation
                        9/F., Novel Industrial Building,
                            850-870 Lai Chi Kok Road,
                                 Cheung Sha Wan,
                               Kowloon, Hong Kong.
                          Tel: 2216 0668 Fax: 2371 2928


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segment remains challenged and we continue to strive for improved profitability through product initiatives and cost reductions."

U.S. wholesale revenue for the quarter was approximately $115 million for the quarter ended June 30, 2005 compared to approximately $163 million for the quarter ended June 30, 2004. Approximately $12 million of this reduction is attributed to the Company's exit of the Young Men's Jeans and H Hilfiger wholesale businesses during fiscal 2005. Additionally, lower volume in menswear, womenswear and childrenswear resulted from decreased orders from the Company's major customers and a reduction in the number of department store doors through which the Company's products are distributed.

International wholesale revenue, consisting of the Company's European and Canadian wholesale businesses, for the first quarter of fiscal 2006 totaled approximately $64 million versus approximately $47 million a year earlier. The increase was driven by higher volume and higher exchange rates used to translate the Euro and Canadian dollar. Differences in exchange rates accounted for approximately $3 million of the increase.

Retail revenue for the first quarter of fiscal 2006 was approximately $122 million compared to approximately $103 million a year earlier. The Company's store count increased by 30 since July 1, 2004, including 12 stores opened in the first quarter of fiscal 2006. Comparable sales at U.S. Company stores, the largest retail division, increased by low single digit percentage for the quarter. As of June 30, 2005, the Company's worldwide store count was 211, including 165 Company stores and 46 specialty stores, compared to 181 stores a year earlier, consisting of 146 Company stores and 35 specialty stores.

Licensing revenue for the first quarter of fiscal 2006 was approximately $17 million compared to approximately $15 million for the first quarter of fiscal 2005. Licensing revenue benefited primarily from continued growth in the international arena.

BALANCE SHEET HIGHLIGHTS

The Company had cash, cash equivalents, restricted cash and short-term investments totaling approximately $570 million at June 30, 2005 compared to $468 million at June 30, 2004. Restricted cash is comprised of $150 million that was pledged as collateral under a new letter of credit facility entered into by THUSA in April 2005. Long-term debt was approximately $343 million at June 30, 2005 compared to $350 million at June 30, 2004.

Inventories totaled approximately $246 million at June 30, 2005 compared to $240 million at June 30, 2004. Within this total, wholesale inventories were approximately $159 million at June 30, 2005 compared to $153 million at June 30, 2004. Retail inventories were approximately $86 million at June 30, 2005 versus $87 million at June 30, 2004.

OUTLOOK FOR FISCAL YEAR 2006

In its June 15, 2005 press release, the Company indicated that it expected pretax earnings for fiscal 2006 to be approximately

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30% to 35% above  preliminary  pretax earnings of approximately  $92 million for fiscal 2005. The Company continues to believe that this estimate is reasonable and has no other changes to the estimated revenue it provided at that time. The Company will defer making a comparison of expected net income for fiscal 2006 with that of fiscal 2005 until it finalizes 2005 results including reaching a conclusion about any possible restatement of previous financial statements. However, the Company expects its effective tax rate for fiscal 2005 to be lower than historical levels because it expects to be able to utilize foreign tax credits and to recognize certain state net operating loss carry forwards that were previously subject to valuation allowances. The Company expects its effective tax rate for fiscal 2006 to be above recent historical rates,
principally   because  of  the  elimination  of  approximately  $12  million  of annualized tax benefits realized by the Company as a tax resident of Barbados, under an income tax treaty between Barbados and the United States. The treaty's benefits were eliminated effective February 1, 2005. In its release of first quarter fiscal 2005 results on August 4, 2004, the Company had disclosed that the United States and Barbados had signed a protocol to the treaty in July 2004 that would eliminate the Company's tax benefits, as well as the estimated impact on the Company's future net income. The Company continues to expect capital expenditures for fiscal 2006 to be approximately $90 million for fiscal 2006.

SECTION 404 OF THE SARBANES-OXLEY ACT

The Company has undergone a comprehensive effort to comply with Section 404 of the Sarbanes-Oxley Act of 2002 ("Section 404") and plans to issue the results of these efforts upon filing its Annual Report on Form 10-K for the fiscal year ended March 31, 2005 (the "10-K"). The Company's Section 404 compliance efforts included documenting, evaluating the design, and testing the effectiveness of its internal control over financial reporting.

During this process, the Company identified material weaknesses in certain controls relating to the adequacy of documentation supporting tax accounting positions and the capabilities of personnel within the Company's corporate tax function. A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. These material weaknesses led to untimely identification and resolution of certain tax accounting matters. The Company has taken and is in the process of taking the following actions to address these material weaknesses in its tax function:

     o Increasing the Company's internal tax resources by hiring a Vice President of Taxation and a Tax Manager into newly created positions.

     o Retaining new tax advisors and increased the level of involvement of outside external tax advisers pertaining to, among other things, the adequacy and design of the Company's tax strategies and entity structure.

     o Strengthening the reliability and timeliness of the Company's tax accounting and preparation for internal control audits pursuant to
         Section 404.

     o Increasing the level of review and discussion of significant tax matters and supporting documentation with senior management, the audit committee and board of directors.

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The Company continues to address the material weaknesses described above and management believes these measures will be sufficient to remediate these weaknesses in the future.

In addition to the remediation actions described above to address the weaknesses in the Company's tax function, during the fourth quarter of fiscal 2005, the Company revised its accounting policies and procedures and enhanced its monitoring of accounting for leases and tenant allowances.

As a result of the material weaknesses in its tax function described above, the Company's management believes that (i) it will conclude in the 10-K that the Company's internal control over financial reporting was not effective as of March 31, 2005; and (ii) the report of PricewaterhouseCoopers LLP, the Company's independent registered public accounting firm, will contain an adverse opinion with respect to the effectiveness of the Company's internal control over financial reporting as of March 31, 2005.

The Company continues to assess its findings and has not concluded as to whether there are any other material weaknesses to report under Section 404. Since management has not completed its testing and evaluation of the Company's internal control over financial reporting and the control deficiencies identified to date, the Company's management may ultimately identify additional control deficiencies as being material weaknesses. If the Company concludes that it is necessary to restate prior financial statements, the Company will evaluate whether the restatement is an indication of further material weaknesses. The Company will conclude its analyses and report its findings when it files the 10-K.

SAFE HARBOR STATEMENT

Statements made by the Company that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are indicated by words or phrases such as "anticipate," "estimate," "project," "expect," "believe" and similar words or phrases. Such statements are based on current expectations and are subject to certain risks and uncertainties, including, but not limited to, the overall level of consumer spending on apparel; the financial strength of the retail industry generally and the Company's customers, distributors, licensees and franchisees in particular; changes in trends in the market segments and geographic areas in which the Company competes; the level of demand for the Company's products; actions by our major customers or existing or new competitors; the effect of the Company's strategy to reduce U.S. distribution in order to bring supply and demand into balance; changes in currency and interest rates; changes in applicable tax laws, regulations and treaties; changes in economic or political conditions or trade regulations in the markets where the Company sells or sources its products; the effects of any consolidation of the Company's facilities and actions to reduce selling, general and administrative expenses; the outcome of the class action lawsuits and the discussions with the Hong Kong Inland Revenue Department and other tax authorities and the financial statement impact of such matters; the ability of the Company to satisfy covenants or obtain waivers, if necessary, under its indenture on a timely basis relating to the providing of required financial

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information; as well as other risks and uncertainties set forth in the Company's publicly-filed documents, including this press release and the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2004. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Tommy Hilfiger Corporation, through its subsidiaries, designs, sources and markets men's and women's sportswear, jeanswear and childrenswear. The Company's brands include Tommy Hilfiger and Karl Lagerfeld. Through a range of strategic licensing agreements, the Company also offers a broad array of related apparel, accessories, footwear, fragrance, and home furnishings. The Company's products can be found in leading department and specialty stores throughout the United States, Canada, Europe, Mexico, Central and South America, Japan, Hong Kong, Australia and other countries in the Far East, as well as the Company's own network of outlet and specialty stores in the United States, Canada and Europe.

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